Exhibit 99(n)


                              LEBENTHAL FUNDS, INC.

                           RULE 18f-3 MULTI-CLASS PLAN
                           ---------------------------

               I.     Introduction.
                      ------------

               Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of Lebenthal Funds, Inc. (the "Company"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges and other shareholder services of each class of shares of the Funds (as defined below).

               The Company is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933 (registration number 33-36784). Upon the effective date of this Plan, the Company hereby elects to offer multiple classes of shares pursuant to the provisions of Rule 18f-3 and this Plan.

               The Company currently consists of the following three portfolios:

                      Lebenthal New York Municipal Bond Fund
                      Lebenthal New Jersey Municipal Bond Fund
                      Lebenthal Taxable Municipal Bond Fund
                      (each a "Fund" and collectively the "Funds")

               II.    Allocation of Expenses.
                      ----------------------

               Pursuant to Rule 18f-3 under the 1940 Act, each Fund shall allocate to each class of shares (i) any fees and expenses incurred by the Fund in connection with the distribution of such class of shares under a distribution and service plan adopted for such class of shares pursuant to Rule 12b-1, and
(ii) any fees and expenses incurred by the Fund under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares. In addition, pursuant to Rule 18f-3, each Fund may allocate the following fees and expenses to a particular class of shares:

               (i) transfer agent fees and related expenses identified by the transfer agent as being attributable to such class of shares;

               (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports and proxies to current shareholder of such class of shares or to regulatory agencies with respect to such class of shares;


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               (iii)         blue sky registration or qualification fees
                             incurred by such class of shares;

               (iv) Securities and Exchange Commission registration fees incurred by such class of shares;

               (v) the expense of administrative personnel and services (including, but not limited to, those of a fund accountant, custodian1 or divided paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

               (vi) litigation or other legal expenses relating solely to such class of shares;

               (vii) fees of the Company's Directors incurred as a result of issues relating to such class of shares; and

               (viii) independent accountants' fees relating solely to such class of shares.

               The initial determination of the class expenses that will be allocated by each Fund to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors and approved by a vote of the Directors of the Company, including a majority of the Directors who are not interested persons, as defined in the 1940 Act, of the Company.

               Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular class of any such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset of such Fund.

               III.   Class Arrangements.
                      ------------------

               The following summarizes the Rule 12b-1 distribution fees, shareholder servicing fees, exchange privileges and other shareholder services applicable to each class of shares of each Fund. Additional details regarding such fees and services are set forth in the Funds' current Prospectus and Statement of Additional Information.


--------------------

1. Rule 18f-3 requires that services related to the management of the portfolio's assets, such as custodial fees, be borne by the Fund and not by class.


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               A.     Class A Shares

                      1.     Initial Sales Load:  4.50%

                      2.     Contingent Deferred Sales Charge:  None.

                      3.     Redemption Fees:  None.

                      4. Rule 12b-1 Distribution Fees: Up to .10% per annum of average daily net assets.

                      5. Rule 12b-1 Shareholder Servicing Fees: Up to .25% per annum of average daily net assets.

                      6.     Conversion Features:  None.

                      7. Exchange Privileges: Subject to restrictions and conditions set forth in the Prospectus, Class A Shares of a Fund may be exchanged for Class A shares of any other Fund.

                      8. Other Incidental Shareholder Services: As provided in the Prospectus.

               B.     Class B Shares

                      1.     Initial Sales Load:  None

                      2.     Contingent Deferred Sales Charge:



                       Period Shares Held       Contingent Deferred Sales Charge
                       ------------------       --------------------------------
                       0 through 11 months                     5%
                      12 through 23 months                     4%
                      24 through 47 months                     3%
                      48 through 59 months                     2%
                      60 through 71 months                     1%
                      72 months and longer                     0%


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                      3.     Redemption Fees:  None.

                      4. Rule 12b-1 Distribution Fees: .75% per annum of average daily net assets.

                      5. Rule 12b-1 Shareholder Servicing Fees: Up to .25% per annum of average daily net assets.

                      6. Conversion Features: Class B shares will automatically convert to Class A shares after eight years, subject to any restrictions and conditions set forth in the Funds' current Prospectus and Statement of Additional Information.

                      7. Exchange Privileges: The Class B shares are not currently eligible to participate in the exchange privilege.

                      8. Other Incidental Shareholder Services: As provided in the Prospectus.

               IV.    Board Review.
                      -------------

               The Board of Directors of the Company shall review this Plan as frequently as it deems necessary. Prior to any material amendments to this Plan, the Company's Board of Directors, including a majority of the Directors that are not interested persons of the Company, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Fund expenses), is in the best interest of each class of shares individually and of a Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors of the Company shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

               In making its initial determination to approve this Plan, the Board has focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest between classes regarding the allocation of fees, services, waivers and reimbursement of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.


Dated:  November 3, 1997



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